Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FIRST QUARTER FISCAL 2012 RESULTS

First Quarter Net Revenue Increased 53% to $285.7 million

First Quarter Diluted EPS of $0.32

Vancouver, Canada - June 7, 2012 - lululemon athletica inc. [NASDAQ:LULU; TSX:LLL] today announced financial results for the first quarter ended April 29, 2012.

For the thirteen weeks ended April 29, 2012:

•	Net revenue for the quarter increased 53% to $285.7 million from $186.8 million in the first quarter of fiscal 2011.

•	Comparable stores sales for the first quarter increased by 25% on a constant dollar basis.

•

Direct to consumer revenue increased 179% to $38.4 million, or 13.5% of total Company revenues, in the first quarter of fiscal 2012, an increase from 7.4% of total Company revenues in the first quarter of fiscal 2011.

•	Gross profit for the quarter increased 43% to $157.3 million, and as a percentage of net revenue gross profit decreased to 55.0% for the quarter from 58.7% in the first quarter of fiscal 2011.

•	Income from operations for the quarter increased 41% to $73.1 million, and as a percentage of net revenue was 25.6% compared to 27.7% of net revenue in the first quarter of fiscal 2011.

•	The tax rate for the quarter was 36.5% compared to 36.3% a year ago.

•

Diluted earnings per share for the quarter were $0.32 on net income of $46.6 million, compared to diluted earnings per share of $0.23 on net income of $33.4 million in the first quarter of fiscal 2011.

The Company ended the first quarter of fiscal 2012 with $424.3 million in cash and cash equivalents compared to $260.9 million at the end of the first quarter of fiscal 2011. Inventory at the end of the first quarter of fiscal 2012 totaled $107.7 million compared to $64.4 million at the end of the first quarter of fiscal 2011. The Company ended the quarter with 180 stores in North America, Australia, and New Zealand.

Christine Day, lululemon’s CEO stated: “Our strategy to increase inventory levels led to strong revenue growth and earnings performance in the first quarter as our guests responded well to our spring styles and colors.”

Updated Outlook

For the second quarter of fiscal 2012, we expect net revenue to be in the range of $273 million to $278 million based on a comparable-store sales percentage increase in the low double digits on a constant-dollar basis. Diluted earnings per share are expected to be in the range of $0.28 to $0.30 for the quarter. This assumes 145.7 million diluted weighted-average shares outstanding and a 36.5% tax rate.

For the full fiscal 2012, we now expect net revenue to be in the range of $1,320 million to $1,340 million and diluted earnings per share are expected to be in the range of $1.55 to $1.60 for the full year. This assumes 146.0 million diluted weighted-average shares outstanding and a tax rate of 36.5%.

Creating components for people to live long, healthy and fun lives	1

Conference Call Information

A conference call to discuss first quarter results is scheduled for today, June 7, 2012, at 9:00 a.m. EST. Those interested in participating in the call are invited to dial 1-877-303-3203 approximately 10 minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.

About lululemon athletica

lululemon athletica (NASDAQ:LULU; TSX:LLL) is a yoga-inspired athletic apparel company that creates components for people to live a long, healthy and fun life. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.

Non-GAAP Financial Measure

Constant-dollar net revenue changes, which exclude the impact of changes in foreign exchange rates, is not a United States Generally Accepted Accounting Principle (“GAAP”) performance measure. We provide constant-dollar net revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter-by-quarter basis of changes in foreign exchange rates, which are not under management’s direct control. We believe that disclosing net revenue changes on a constant-dollar basis is useful to investors because it enables them to better understand the level of growth of our business.

The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, please see the table captioned “Reconciliation of Non-GAAP Financial Measure — Constant dollar changes” included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “outlook,” “believes,” “intends,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: an economic downturn or economic uncertainty in our key markets; increasing product costs and decreasing selling prices; our inability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our inability to accurately forecast customer demand for our products; our inability to manage our growth and the increased complexity of our business effectively; the fluctuating costs of raw materials; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; our highly competitive market and increasing competition; an unforeseen disruption of our information systems; our inability to deliver our products to the market and to meet customer expectations due to problems with our distribution system; our inability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in China; our inability to successfully open new store locations in a timely manner; our failure to maintain the value and reputation of our brand; our failure to comply with trade and other regulations; our competitors manufacturing and selling products based on our fabrics and manufacturing technology at lower prices than we can; our failure to protect our intellectual property rights; and other risk factors detailed in our Annual Report on Form 10-K for the fiscal year ended January 29, 2012, filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Creating components for people to live long, healthy and fun lives	2

Contacts:

Investor Contact:

Joseph Teklits / Jean Fontana

ICR, Inc.

203-682-8200

Media Contact:

Alecia Pulman

ICR, Inc.

203-682-8224

Creating components for people to live long, healthy and fun lives	3

lululemon athletica inc.

Condensed Consolidated Statements of Operations

Expressed in thousands, except per share amounts

	Thirteen Weeks Ended April 29, 2012	Thirteen Weeks Ended May 1, 2011
	(unaudited)	(unaudited)
Net revenue	$285,698	$186,780
Costs of goods sold	128,434	77,053

Gross profit	157,264	109,727
As a percent of net revenue	55.0%	58.7%
Selling, general and administrative expenses	84,199	58,040
As a percent of net revenue	29.4%	31.0%

Income from operations	73,065	51,687
As a percent of net revenue	25.6%	27.7%
Other income (expense), net	910	904

Income before provision for income taxes	73,975	52,591
Provision for income taxes	27,001	19,075

Net income	46,974	33,516
Net income attributable to non-controlling interest	331	144

Net income attributable to lululemon athletica inc.	$43,643	$33,372

Basic earnings per share	$0.32	$0.23
Diluted earnings per share	$0.32	$0.23
Basic weighted-average shares outstanding	143,678	142,760
Diluted weighted-average shares outstanding	145,637	144,910

Creating components for people to live long, healthy and fun lives	4

lululemon athletica inc.

Condensed Consolidated Balance Sheets

Expressed in thousands

	April 29, 2012	January 29, 2012
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$424,330	$409,437
Inventories	107,679	104,097
Other current assets	26,096	13,559

Total current assets	558,105	527,093
Property and equipment, net	168,374	162,941
Goodwill and intangible assets, net	31,521	31,872
Deferred income taxes and other assets	12,619	12,728

Total assets	$770,619	$734,634

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,229	$14,536
Other current liabilities	57,800	80,183
Income taxes payable	8,805	8,720

Total current liabilities	70,834	103,439
Non-current liabilities	26,383	25,014
Stockholders’ equity	673,402	606,181

Total liabilities and stockholders’ equity	$770,619	$734,634

Creating components for people to live long, healthy and fun lives	5

lululemon athletica inc.

Condensed Consolidated Statements of Cash Flows

Expressed in thousands

	Thirteen Weeks Ended April 29, 2012	Thirteen Weeks Ended May 1, 2011
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$46,974	$33,516
Items not affecting cash	9,533	6,277
Other, including net changes in other non-cash balances	(40,555)	(34,138)

Net cash provided by operating activities	15,952	5,655
Net cash used in investing activities	(12,696)	(74,831)
Net cash provided by financing activities	8,811	8,158
Effect of exchange rate changes on cash	2,826	5,603

Increase (decrease) in cash and cash equivalents	14,893	(55,415)
Cash and cash equivalents, beginning of period	$409,437	$316,286

Cash and cash equivalents, end of period	$424,330	$260,871

Creating components for people to live long, healthy and fun lives	6

lululemon athletica inc.

Reconciliation of Non-GAAP Financial Measure

Constant-dollar changes

	Thirteen Weeks Ended April 29, 2012	Thirteen Weeks Ended May 1, 2011
	% Change	% Change
Comparable-store sales (GAAP)	24%	19%
Increase (Decrease) due to foreign exchange rate changes	1%	(3)%

Comparable-store sales in constant dollars	25%	16%

Creating components for people to live long, healthy and fun lives	7

lululemon athletica inc.

Store Count and Square Footage1

Quarter ended April 29, 2012

Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened / Acquired During the Quarter[2]	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
1st Quarter	174	6	0	180

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2,3]	Gross Square Feet Lost During the Quarter[2,3]	Total Gross Square Feet at the End of the Quarter
1st Quarter	494	14	0	508

[1]	Store count and square footage summary includes corporate-owned stores which are branded lululemon athletica and ivivva athletica.
[2]	Number of stores opened during fiscal 2012 that are branded lululemon athletica and ivivva athletica.
[3]	Gross square feet added/lost during the quarter includes net square foot additions for corporate-owned stores which have been renovated or relocated in the quarter.

Creating components for people to live long, healthy and fun lives	8